Exhibit 99.1

News Release

Investor Contact:	Chris O'Neal	EnPro Industries
	Vice President, Strategy, Corporate Development &	5605 Carnegie Boulevard
	Investor Relations	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	investor.relations@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Reports Results for the Fourth Quarter of 2016

Consolidated and Pro Forma Financial Highlights
(Amounts in millions except per share data and percentages)

Consolidated Financial Results[1]	Quarters Ended December 31,			Years Ended December 31,
Excludes Garlock Sealing Technologies LLC	2016	2015	% Δ	2016	2015	% Δ
Net Sales	$286.9	$321.9	-10.9%	$1,187.7	$1,204.4	-1.4%
Segment Profit	$22.9	$31.1	-26.4%	$111.2	$117.8	-5.6%
Segment Margin	8.0%	9.7%		9.4%	9.8%
Net Income (Loss)	$(2.9)	$6.6	-143.9%	$(40.1)	$(20.9)	-91.9%
Diluted Earnings (Loss) Per Share	$(0.14)	$0.30	-146.7%	$(1.86)	$(0.93)	-100.0%
Adjusted Net Income[2]	$3.3	$9.6	-65.6%	$25.5	$31.2	-18.3%
Adjusted Diluted Earnings Per Share[2]	$0.15	$0.43	-65.1%	$1.17	$1.41	-17.0%
Adjusted EBITDA[2]	$33.4	$42.5	-21.4%	$150.0	$156.4	-4.1%
Adjusted EBITDA Margin[2]	11.6%	13.2%		12.6%	13.0%

Pro Forma Financial Information	Quarters Ended December 31,			Years Ended December 31,
Includes Garlock Sealing Technologies LLC[3]	2016	2015	% Δ	2016	2015	% Δ
Pro Forma Net Sales[2]	$319.6	$361.1	-11.5%	$1,337.7	$1,370.6	-2.4%
Pro Forma Segment Profit[2]	$27.0	$36.7	-26.4%	$134.2	$147.5	-9.0%
Pro Forma Segment Margin[2]	8.4%	10.2%		10.0%	10.8%
Pro Forma Adjusted Net Income[2]	$11.5	$18.0	-36.1%	$61.5	$70.1	-12.3%
Pro Forma Adjusted EBITDA[2]	$40.6	$51.3	-20.9%	$185.6	$199.5	-7.0%
Pro Forma Adjusted EBITDA Margin[2]	12.7%	14.2%		13.9%	14.6%
1Consolidated results for the fourth quarters and full years of 2016 and 2015 reflect the deconsolidation of Garlock Sealing Technologies LLC (GST) and its subsidiaries, effective June 5, 2010, when GST filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to begin a process (the Asbestos Claims Resolutions Process, or ACRP) in pursuit of an efficient and permanent resolution to all current and future asbestos claims against it.
2See attached schedules for adjustments and reconciliations to GAAP numbers.
3Pro forma financial information in these tables and throughout this press release is presented as if GST were reconsolidated with EnPro based on confirmation and consummation of the joint plan of reorganization filed pursuant to the comprehensive settlement announced on March 17, 2016. See attached unaudited condensed consolidated pro forma statements of operations.

CHARLOTTE, N.C., February 15, 2017 -- EnPro Industries, Inc. (NYSE: NPO) today announced its financial results for the three and twelve month periods ended December 31, 2016.

Business Highlights

•	The company achieved several important milestones in the Asbestos Claims Resolution Process (ACRP) and is continuing towards plan confirmation according to the expected timeline.

◦
The company announced in November that it had entered into a definitive settlement agreement with workers’ compensation boards for each of the ten Canadian provinces (Provincial Boards) to resolve current and future asbestos claims. The settlement provides for payment of U.S. $20 million on the fourth anniversary of the effective date of the Joint Plan and can be accelerated by the Provincial Boards, accordingly the present value is estimated to be approximately U.S. $17 million. The terms of the agreement are consistent with the company’s previously disclosed expectations.

◦
The company announced in December that its Garlock Sealing Technologies (GST) and Coltec subsidiaries obtained the asbestos claimant votes necessary for approval of the consensual joint plan of reorganization to resolve current and future asbestos claims.

◦
On December 31, 2016, Coltec completed its corporate restructuring as contemplated by the previously filed joint plan of reorganization. On January 30, 2017, Coltec’s corporate successor filed a prepackaged Chapter 11 petition.

•	Consolidated adjusted net income decreased 65.6% and pro forma adjusted net income decreased 36.1% in the fourth quarter compared to the same period in 2015.

◦
These results reflect a continuation of the challenging market conditions that existed throughout much of 2016 and a $5.9 million charge related to the EDF engine program and are generally consistent with management’s expectations coming into the quarter.

◦	The results for the quarter were impacted by four fewer business days, which equates to a 6.2% decline in the number of business days compared to a year ago.

•
In the fourth quarter, the company completed the organization-wide cost reduction effort initiated late in the second quarter. Annualized cost savings are expected to be approximately $18 million on a consolidated basis and $20 million on a pro forma basis compared to the SG&A run-rate from the first six months of 2016.

•	Power Systems was awarded two important contracts worth a total of $58 million:

◦	Diesel generators for the LHA-8 Amphibious Assault Ship - Six Fairbanks Morse Colt-Pielstick 12-cylinder PA6B diesel generators will be used on the ship for auxiliary propulsion and ship’s service.

◦
Diesel to dual fuel conversion services for the South Florida Water Management District (SFWMD) - SFWMD chose Fairbanks Morse to convert six opposed-piston engines from diesel to dual fuel, install new controls and complete RICE NESHAP compliance testing.

•	Capital allocation highlights:

◦	The company purchased 70,046 shares for $3.9 million in the fourth quarter as part of the share repurchase program authorized in October 2015.

◦	The company paid a $0.21 per share dividend with a total value of $4.5 million.

“Despite the market headwinds that continue to be quite challenging, I am very much energized about EnPro’s future”, said Steve Macadam, EnPro Industries’ President and CEO. “Over the past year, we have taken a variety of actions to resolve our asbestos burden, strengthen our core business and create new growth opportunities. In the fourth quarter, we completed several major milestones in our plan to finalize the ACRP, and we remain on track for the confirmation and ultimate consummation of the joint plan of reorganization filed pursuant to the consensual comprehensive settlement announced on March 17, 2016. Assuming receipt of necessary court approvals, we expect consummation and the reconsolidation of GST into EnPro to occur in the third quarter of this year. Our efforts to reduce costs and exit underperforming businesses have resulted in a leaner and more agile organization, and our ongoing investments in innovation are showing promise in many of our businesses. Power Systems’ sales focus has resulted in a series of program wins, including the U.S. Navy’s Tanker Oiler program, the U.S. Coast Guard’s Offshore Patrol Cutter, the U.S. Navy’s LHA-8 Amphibious Assault Ship and South Florida Water Management District’s engine diesel to dual fuel conversion program. We also remain committed to disciplined growth through acquisitions, as evidenced by Garlock’s acquisition of Rubber Fab in the second quarter of 2016, which is proving to be an excellent fit with our food and pharma strategy. I believe that all of these activities are driving shareholder value despite the market conditions, and I am looking forward to additional benefits when our primary markets begin to recover.”

Mr. Macadam continued, “We remain committed to our strategy to create shareholder value through earnings growth and balanced capital allocation, including disciplined investments for organic growth and innovation, strategic bolt-on acquisitions, and returning capital to shareholders through dividends and share repurchases. We continued to execute on this strategy in the fourth quarter through our cost reduction activities, R&D investments in Power Systems and Sealing Products, integration of our recent Rubber Fab acquisition, a $3.9 million repurchase of shares and a $0.21 per share dividend.”

The quarterly sales decline was driven primarily by weak demand across many markets, including oil & gas, nuclear, gas turbine equipment, heavy-duty trucking, and general industrial. A planned exit from unprofitable customers in the heavy-duty trucking air springs product line, and restructuring activities over the past year in the Engineered Products segment, further contributed to the decline. Semiconductor and food & pharma sales continued to be strong, although the associated sales growth was more than offset by the declines in the other markets. Acquisitions contributed 1.4% sales growth on a consolidated basis and 1.3% sales growth on a pro forma basis while foreign exchange had a negative impact of 1.0% on both a consolidated and pro forma basis. GST, which is the deconsolidated entity included in the pro forma results, was impacted by weak demand in the refining, steel and mining markets.

Segment profit in the fourth quarter was down year-over-year as a result of weaker demand across nearly all markets other than semiconductor and food & pharma and a $5.9 million charge related to the EDF engine contract, partially offset by both cost reduction initiatives and contributions from acquisitions. The EDF charge was primarily driven by strengthening of the U.S. Dollar relative to the Euro. Excluding the impact of acquisition results, restructuring, foreign exchange translation and the impact of reflecting the total projected loss on the long-term EDF contract in proportion to the percentage of completion of the contract, as is the accounting practice for positive gross margin long-term contracts, consolidated segment profit was 29.3% lower and pro forma segment profit was 26.9% lower compared to the fourth quarter of 2015. Focused actions to improve profitability through manufacturing labor efficiencies, supply chain initiatives, savings from the company-wide cost reduction effort, and savings from the restructurings in the Engineered Products and Sealing Products segments launched in late 2015 limited the impact of strong market headwinds.

The organization-wide cost reduction plan announced at the end of the second quarter was completed during the fourth quarter. The plan is expected to reduce the company’s annualized first half of the year run-rate operating costs by approximately $18 million on a consolidated basis and $20 million on a pro forma basis, including savings from deconsolidated GST. Excluding restructuring costs, the SG&A cost acquired with Rubber Fab and a $0.5 million positive net impact related to unusual items, SG&A in the fourth quarter was $5.4 million lower on a consolidated basis and $6.3 million lower on a pro forma basis versus the same period of 2015. This improvement was due to the company-wide cost reduction effort and the previously announced restructuring in the Sealing Products and Engineered Products segments completed in the past year. Restructuring charges for the quarter were $4.2 million on a consolidated basis and $4.5 million on a pro forma basis. For the full year, restructuring charges were $13.4 million on a consolidated basis and $14.1 million on a pro forma basis.

The company’s average diluted share count in the fourth quarter of 2016 decreased by 0.8 million shares to 21.4 million shares, down 3.6% from the same period a year ago. If the company had generated positive net income, then 0.3 million shares related to stock compensation would have been additionally dilutive, thus resulting in a comparable year-over-year average diluted share count reduction of 0.5 million shares, or 2.3%. The decrease in the fourth quarter was driven by share repurchases in connection with the $50 million repurchase program authorized in October 2015. The cost of the shares repurchased in the fourth quarter was $3.9 million. Through the end of the fourth quarter, 727,157 shares were purchased under this program for a total investment of $35.7 million.

Corporate and Other Expenses
Corporate expenses were $8.1 million in the fourth quarter and $8.7 million in the same period last year. The year-over-year decrease was driven primarily by employee costs, which were $0.5 million lower in the current quarter versus the same period last year, as a result of headcount reductions implemented earlier in the year. Restructuring costs of $2.2 million in the current quarter were offset by a reduction in incentive compensation of $2.3 million.

Outlook
“Demand in nearly all of our markets continued to be soft in the fourth quarter, with semiconductor and food & pharma once again being notable exceptions. Aside from those markets, the macroeconomic drivers that affect our businesses continue to suggest sluggish demand or a weak recovery over the next year. Our pace of growth could improve if our primary markets strengthen as the year progresses. We are managing costs consistent with a low growth economy, which we believe to be prudent given our experience over the last two years,” said Mr. Macadam.

Pro Forma Results Including Garlock Sealing Technologies LLC
To aid comparisons of year-over-year data, the company has included information in this press release showing key operating measures for EnPro and GST on a pro forma reconsolidated basis. These measures are derived from tables attached to this press release that illustrate, on a pro forma basis, total financial results for the fourth quarters and full years of 2016 and 2015 as if GST were reconsolidated with EnPro based on confirmation and consummation of the joint plan of reorganization filed pursuant to the consensual comprehensive settlement announced on March 17, 2016. The narrative preceding those tables includes an important discussion of the risks and uncertainties applicable to confirmation and consummation of the joint plan of reorganization. In response to requests from investors, we are providing the pro forma financial information in this release as supplemental information as it reflects the performance of all of our subsidiaries.

Conference Call and Webcast Information
EnPro will hold a conference call tomorrow, February 16, at 10:00 a.m. Eastern Time to discuss fourth quarter and year end 2016 results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference ID number 53479820. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with GAAP. They include adjusted net income, adjusted diluted earnings per share, pro forma adjusted net income, adjusted EBITDA, pro forma adjusted EBITDA, adjusted EBITDA margin and pro forma adjusted EBITDA margin, as well as segment adjusted EBITDA, segment adjusted EBITDA margin, pro forma segment adjusted EBITDA and pro forma segment adjusted EBITDA margin. Tables showing the effect of these non-GAAP financial measures for the fourth quarters and full years of 2016 and 2015 are attached to the release.

Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, employee benefit obligations and other matters. In addition, there are risks and uncertainties that may affect matters involving the voluntary petitions filed by certain of our subsidiaries in U.S. Bankruptcy Court to establish a trust that would resolve all current and future asbestos claims, which risks and uncertainties include, but are not limited to the risk that the joint plan of reorganization may not obtain necessary court approval, uncertainties related to pending and potential future objections to the joint plan, including any changes implemented in the resolutions of such objections, the actions and decisions of creditors, insurers and other third parties that have an interest in the bankruptcy proceedings, the terms and conditions of any reorganization plan that is ultimately approved by the Bankruptcy Court, including any changes implemented in the resolutions of objections, delays in the confirmation or consummation of the joint plan, and risks and uncertainties affecting the ability to fund anticipated contributions under the joint plan as a result of adverse changes in results of operations, financial condition and capital resources, including as a result of economic factors beyond EnPro’s control. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2015 and our Form 10-Q for the quarter ended March 31, 2016, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

APPENDIX

Highlights of Segment Results: Fourth Quarter and Twelve Months of 2016

Consolidated Financial Information and Reconciliations

Introduction of Unaudited Pro Forma Financial Information

Pro Forma Financial Information and Reconciliations

Sealing Products Segment

	Quarters Ended December 31,			Years Ended December 31,
($ Millions)	2016	2015	% Δ	2016	2015	% Δ
Consolidated Sales	$173.0	$185.4	-6.7%	$705.6	$705.6	0.0%
Consolidated Segment Profit	$19.4	$22.6	-14.2%	$81.8	$84.3	-3.0%
Consolidated Segment Margin	11.2%	12.2%		11.6%	11.9%
Consolidated Adjusted EBITDA[1]	$28.8	$32.2	-10.6%	$121.2	$122.8	-1.3%
Consolidated Adjusted EBITDA Margin[1]	16.6%	17.4%		17.2%	17.4%
Pro Forma Sales[2]	$204.7	$223.3	-8.3%	$852.3	$868.4	-1.9%
Pro Forma Segment Profit[2]	$23.5	$27.7	-15.2%	$103.5	$112.2	-7.8%
Pro Forma Segment Margin[2]	11.5%	12.4%		12.1%	12.9%
Pro Forma Adjusted EBITDA1, [2]	$36.3	$40.7	-10.8%	$156.4	$164.7	-5.0%
Pro Forma Adjusted EBITDA Margin[1,2]	17.7%	18.2%		18.4%	19.0%
1See attached schedules for adjustments and reconciliations to GAAP numbers.
2See attached unaudited condensed consolidated pro forma statements of operations.

Segment Highlights

•
Consolidated net sales were affected by weak demand in nuclear, gas turbine equipment, heavy-duty trucking and general industrial, which more than offset strength in semiconductor and food & pharma markets. Pro forma net sales were impacted by the above factors plus continued weakness in refining, steel and mining.

•
For the second quarter in a row, semiconductor sales set a record for the highest sales of any quarter since the formation of Technetics Group in August 2011. Semiconductor orders were similarly robust, marking the second highest quarter for the division, leaving a healthy backlog heading into 2017.

•
The Rubber Fab acquisition, completed on April 29th, grew revenue approximately 11% year-over-year in 2016. Sales of Garlock’s Bio Pro product line, which is sold into sanitary applications, grew 27% year-over-year in the fourth quarter and 38% for the full year.

•
Garlock divested Franken Plastik, which was a small, non-strategic business acquired as part of the PSI acquisition in 2011 and had been included in the company’s consolidated results. The company produces signs and placards for utility applications, such as pipelines.

•
Excluding the impact of acquisitions and foreign exchange translation, consolidated sales decreased 8.4% and pro forma sales decreased 9.5% compared to the fourth quarter of 2015. Excluding the same items plus restructuring and a $0.7 million contingent purchase price adjustment for the Fabrico acquisition, consolidated segment profit decreased 19.3% and pro forma segment profit decreased 16.5%.

•
Excluding restructuring costs, the SG&A cost acquired with Rubber Fab, and a $0.5 million positive net impact related to unusual items, segment SG&A costs in the fourth quarter were $0.5 million lower on a consolidated basis and $1.7 million lower on a pro forma basis versus the same period of 2015.

Engineered Products Segment

	Quarters Ended December 31,			Years Ended December 31,
($ Millions)	2016	2015	% Δ	2016	2015	% Δ
Consolidated Sales	$63.6	$70.0	-9.1%	$277.1	$297.8	-7.0%
Consolidated Segment Profit	$2.0	$(2.5)	180.0%	$12.4	$6.4	93.8%
Consolidated Segment Margin	3.1%	-3.6%		4.5%	2.1%
Consolidated Adjusted EBITDA[1]	$8.1	$6.2	30.6%	$36.8	$32.0	15.0%
Consolidated Adjusted EBITDA Margin[1]	12.7%	8.9%		13.3%	10.7%
Pro Forma Sales[2]	$63.9	$70.2	-9.0%	$278.0	$299.1	-7.1%
Pro Forma Segment Profit[2]	$2.0	$(2.3)	187.0%	$13.0	$7.4	75.7%
Pro Forma Segment Margin[2]	3.1%	-3.3%		4.7%	2.5%
Pro Forma Adjusted EBITDA1, [2]	$8.1	$6.4	26.6%	$37.5	$33.1	13.3%
Pro Forma Adjusted EBITDA Margin[1,2]	12.7%	9.1%		13.5%	11.1%
1See attached schedules for adjustments and reconciliations to GAAP numbers.
2See attached unaudited condensed consolidated pro forma statements of operations.

Segment Highlights

•
Sales declined in the fourth quarter versus prior year due to planned site exits completed during the past twelve months and weakness across most markets, including fluid power, industrial, European compressor parts and service, and the North American oil & gas market, partially offset by strength in the aerospace market and Asia. Excluding the impact of foreign exchange translation and the impact of a divestiture, consolidated sales declined 6.5% and pro forma sales declined 6.6% in the fourth quarter versus the same period in 2015.

•
Segment profit increased in the face of the sales decline as a result of improved manufacturing efficiencies, supply chain savings, and other cost reductions related to the segment’s restructuring activities, including the exit from eight underperforming facilities over the past year and several footprint optimization moves. Excluding the impact of restructuring costs and foreign exchange translation, fourth quarter consolidated segment profit increased 183% and pro forma segment profit increased 162% from a year ago.

•	Excluding restructuring charges, segment SG&A costs in the fourth quarter were $1.8 million lower on a consolidated basis and $1.9 million lower on a pro forma basis versus the same period of 2015.

Power Systems Segment

	Quarters Ended December 31,			Years Ended December 31,
($ Millions)	2016	2015	% Δ	2016	2015	% Δ
Consolidated Sales	$51.1	$67.4	-24.2%	$208.3	$204.6	1.8%
Consolidated Segment Profit	$1.5	$11.0	-86.4%	$17.0	$27.1	-37.3%
Consolidated Segment Margin	2.9%	16.3%		8.2%	13.2%
Consolidated Adjusted EBITDA[1]	$2.6	$12.1	-78.5%	$21.8	$31.2	-30.1%
Consolidated Adjusted EBITDA Margin[1]	5.1%	18.0%		10.5%	15.2%
Pro Forma Sales[2]	$51.8	$68.5	-24.4%	$211.1	$207.0	2.0%
Pro Forma Segment Profit[2]	$1.5	$11.3	-86.7%	$17.7	$27.9	-36.6%
Pro Forma Segment Margin[2]	2.9%	16.5%		8.4%	13.5%
Pro Forma Adjusted EBITDA1, [2]	$2.6	$12.4	-79.0%	$22.6	$32.0	-29.4%
Pro Forma Adjusted EBITDA Margin[1,2]	5.0%	18.1%		10.7%	15.5%
1See attached schedules for adjustments and reconciliations to GAAP numbers.
2See attached unaudited condensed consolidated pro forma statements of operations.

Segment Highlights

•	Power Systems was awarded two important programs worth a total of $58 million:

◦
Diesel generators for the LHA-8 Amphibious Assault Ship - Huntington Ingalls Shipbuilding will build the LHA-8 Amphibious Assault Ship, which will use six Fairbanks Morse Colt-Pielstick 12-cylinder PA6B diesel generators for auxiliary propulsion and ship’s service. Fairbanks Morse expects to ship the engines in 2019, and the ship is scheduled to be delivered in 2023.

◦
Diesel to dual fuel conversion services for the South Florida Water Management District (SFWMD) - SFWMD provides flood control, water quality management and ecosystem restoration for 16 counties in central and southern Florida. SFWMD chose Fairbanks Morse to convert six opposed-piston engines from diesel to dual fuel, install new controls and complete RICE NESHAP compliance testing. The project will begin in 2017 and is expected to be completed in 2020.

•
Sales decreased in the fourth quarter versus the same period last year due to lower aftermarket parts and service revenue and an engine shipment in 2015 whose revenue was recognized based on the completed contract accounting method.

•
Segment profit was lower in the fourth quarter compared to the same period last year due to a weaker mix of aftermarket parts sales and a $5.9 million charge primarily related to the strengthening of the U.S. Dollar to Euro foreign exchange rate. Excluding the impact of restructuring and reflecting the total projected loss on the long-term EDF contract in proportion to the percentage of completion of the contract, as is the accounting practice for positive gross margin long-term contracts, both consolidated and pro forma segment profit were 71% lower than the fourth quarter of 2015.

•	Excluding restructuring, both consolidated and pro forma segment SG&A costs were $1.8 million lower in the fourth quarter versus the same period of 2015.

EnPro Industries, Inc.

Consolidated Statements of Operations (Unaudited)

For the Quarters and Years Ended December 31, 2016 and 2015
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Years Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net sales	$286.9	$321.9	$1,187.7	$1,204.4
Cost of sales	196.3	218.9	793.0	808.9
Gross profit	90.6	103.0	394.7	395.5
Operating expenses:
Selling, general and administrative	72.1	76.6	303.8	302.8
Goodwill and other intangible asset impairment	—	—	—	47.0
Asbestos settlement	—	—	80.0	—
Other	5.2	4.8	15.6	8.1
Total operating expenses	77.3	81.4	399.4	357.9
Operating income (loss)	13.3	21.6	(4.7)	37.6
Interest expense	(14.2)	(13.8)	(55.9)	(52.8)
Interest income	0.1	0.3	0.8	0.7
Other income (expense)	(3.5)	0.1	(8.9)	(4.1)
Income (loss) before income taxes	(4.3)	8.2	(68.7)	(18.6)
Income tax benefit (expense)	1.4	(1.6)	28.6	(2.3)
Net income (loss)	$(2.9)	$6.6	(40.1)	$(20.9)
Basic earnings (loss) per share	$(0.14)	$0.30	$(1.86)	$(0.93)
Average common shares outstanding (millions)	21.4	21.9	21.6	22.5
Diluted earnings (loss) per share	$(0.14)	$0.30	$(1.86)	$(0.93)
Average common shares outstanding (millions)	21.4	22.2	21.6	22.5

EnPro Industries, Inc.

Consolidated Statements of Cash Flows (Unaudited)

For the Years Ended December 31, 2016 and 2015
(Stated in Millions of Dollars)

	2016	2015
Operating activities
Net loss	$(40.1)	$(20.9)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	30.4	30.3
Amortization	26.7	27.8
Loss on exchange and repurchase of convertible debentures	—	2.8
Goodwill and other intangible asset impairment	—	47.0
Asbestos settlement	80.0	—
Deferred income taxes	(30.0)	(1.1)
Stock-based compensation	5.1	4.1
Other non-cash adjustments	1.1	3.7
Change in assets and liabilities, net of effects of acquisitions and sale of businesses:
Accounts receivable, net	3.0	7.3
Inventories	2.4	(14.7)
Accounts payable	(2.9)	3.5
Other current assets and liabilities	8.4	19.3
Other non-current assets and liabilities	(19.6)	(22.6)
Net cash provided by operating activities	64.5	86.5
Investing activities
Purchases of property, plant and equipment	(35.8)	(36.8)
Payments for capitalized internal-use software	(4.1)	(4.6)
Proceeds from sale of businesses	6.6	—
Acquisitions, net of cash acquired	(28.5)	(45.5)
Other	0.4	0.4
Net cash used in investing activities	(61.4)	(86.5)
Financing activities
Proceeds from debt	350.8	230.8
Repayments of debt	(278.1)	(189.0)
Repurchase of common stock	(30.4)	(85.3)
Dividends paid	(18.1)	(18.0)
Repurchase of convertible debentures conversion option	—	(21.6)
Other	(2.2)	(2.1)
Net cash provided by (used in) financing activities	22.0	(85.2)
Effect of exchange rate changes on cash and cash equivalents	(17.0)	(5.6)
Net increase (decrease) in cash and cash equivalents	8.1	(90.8)
Cash and cash equivalents at beginning of period	103.4	194.2
Cash and cash equivalents at end of period	$111.5	$103.4
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$41.0	$36.4
Income taxes	$19.6	$20.4

EnPro Industries, Inc.

Consolidated Balance Sheets (Unaudited)

As of December 31, 2016 and 2015
(Stated in Millions of Dollars)

	2016	2015
Current assets:
Cash and cash equivalents	$111.5	$103.4
Accounts receivable	208.1	212.5
Inventories	175.4	178.4
Other current assets	29.9	23.6
Total current assets	524.9	517.9
Property, plant and equipment	215.4	211.5
Goodwill	201.5	195.9
Other intangible assets	176.9	190.4
Investment in GST	236.9	236.9
Deferred income taxes and income tax receivable	152.6	109.3
Other assets	38.2	36.9
Total assets	$1,546.4	$1,498.8
Current liabilities:
Short-term borrowings from GST	$26.2	$24.3
Notes payable to GST	12.7	12.2
Current maturities of long-term debt	0.2	0.1
Accounts payable	102.9	101.5
Accrued expenses	161.0	140.6
Total current liabilities	303.0	278.7
Long-term debt	424.8	356.2
Notes payable to GST	283.2	271.0
Asbestos liability	80.0	30.0
Other liabilities	96.9	103.1
Total liabilities	1,187.9	1,039.0
Shareholders' equity:
Common stock	0.2	0.2
Additional paid-in capital	346.5	372.5
Retained earnings	84.0	142.5
Accumulated other comprehensive loss	(70.9)	(54.1)
Common stock held in treasury, at cost	(1.3)	(1.3)
Total shareholders' equity	358.5	459.8
Total liabilities and equity	$1,546.4	$1,498.8

EnPro Industries, Inc.
Segment Information (Unaudited)
For the Quarters and Years Ended December 31, 2016 and 2015
(Stated in Millions of Dollars)

Sales
	Quarters Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Sealing Products	$173.0	$185.4	$705.6	$705.6
Engineered Products	63.6	70.0	277.1	297.8
Power Systems	51.1	67.4	208.3	204.6
	287.7	322.8	1,191.0	1,208.0
Less intersegment sales	(0.8)	(0.9)	(3.3)	(3.6)
	$286.9	$321.9	$1,187.7	$1,204.4

Segment Profit
	Quarters Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Sealing Products	$19.4	$22.6	$81.8	$84.3
Engineered Products	2.0	(2.5)	12.4	6.4
Power Systems	1.5	11.0	17.0	27.1
	$22.9	$31.1	$111.2	$117.8

Segment Margin
	Quarters Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Sealing Products	11.2%	12.2%	11.6%	11.9%
Engineered Products	3.1%	(3.6)%	4.5%	2.1%
Power Systems	2.9%	16.3%	8.2%	13.2%
	8.0%	9.7%	9.4%	9.8%

Reconciliation of Segment Profit to Net Income (Loss)
	Quarters Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Segment profit	$22.9	$31.1	$111.2	$117.8
Corporate expenses	(8.1)	(8.7)	(30.0)	(28.2)
Asbestos settlement	—	—	(80.0)	—
Goodwill and other intangible asset impairment	—	—	—	(47.0)
Interest expense, net	(14.1)	(13.5)	(55.1)	(52.1)
Other expense, net	(5.0)	(0.7)	(14.8)	(9.1)
Income (loss) before income taxes	(4.3)	8.2	(68.7)	(18.6)
Income tax benefit (expense)	1.4	(1.6)	28.6	(2.3)
Net income (loss)	$(2.9)	$6.6	$(40.1)	$(20.9)

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asset impairments, gains/losses related to the sale of assets and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.
Reconciliation of Consolidated Net Income (Loss) to Consolidated Adjusted Net Income
and Consolidated Adjusted Diluted Earnings Per Share (Unaudited)
For the Quarters and Years Ended December 31, 2016 and 2015
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended December 31,
	2016			2015
	$	Average common shares outstanding, diluted (millions)	Per share	$	Average common shares outstanding diluted (millions)	Per share
Net income (loss)	$(2.9)	21.4	$(0.14)	$6.6	22.2	$0.30
Income tax expense (benefit)	(1.4)			1.6
Income (loss) before income taxes	(4.3)			8.2
Adjustments:
Environmental reserve adjustment	3.3			0.4
Restructuring costs	4.2			4.4
Acquisition expenses	0.2			0.4
Other	1.5			0.8
Adjusted income before income taxes	4.9			14.2
Adjusted income tax expense	(1.6)			(4.6)
Adjusted net income	$3.3	21.7	$0.15	$9.6	22.2	$0.43

	Years Ended December 31,
	2016			2015
	$	Average common shares outstanding, diluted (millions)	Per share	$	Average common shares outstanding, diluted (millions)	Per share
Net loss	$(40.1)	21.6	$(1.86)	$(20.9)	22.5	$(0.93)
Income tax expense (benefit)	(28.6)			2.3
Loss before income taxes	(68.7)			(18.6)
Adjustments:
Asbestos settlement	80.0			—
Goodwill and other intangible asset impairment	—			47.0
Restructuring costs	13.4			6.6
Loss on exchange and repurchase of convertible debentures	—			2.8
Environmental reserve adjustment	8.6			1.4
Fair value adjustment to acquisition date inventory	0.1			1.3
Acquisition expenses	1.0			2.6
Other	3.4			3.1
Adjusted income before income taxes	37.8			46.2
Adjusted income tax expense	(12.3)			(15.0)
Adjusted net income	$25.5	21.8	$1.17	$31.2	22.2	$1.41

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company's reported net income, earnings per share, and segment profit, including items that may recur from time to time. The items adjusted for in this schedule are those that are excluded by management in budgeting or projecting for performance in future periods, as they typically relate to events specific to the period in which they occur. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur the sporadic impact of restructuring activities or other selected items. The fair value adjustment to acquisition date inventory refers to the negative impact on gross margin of inventory added in acquisitions and recognized at fair value, which typically exceeds its cost. This impact is excluded because it is not indicative of the expected margin performance of acquired businesses in future periods. Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.

The fair value adjustment to acquisition date inventory is included in cost of sales, the acquisition expenses are included in selling, general and administrative expenses, and the restructuring costs, loss on exchange and repurchase of convertible debentures, environmental reserve adjustment, and other are included as part of other operating expense and other income (expense).

The adjusted income tax expense presented above is calculated using a normalized company-wide effective tax rate excluding discrete items of 32.5%. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods. For the quarter ended December 31, 2016, there were 0.3 million and for the years ended December 31, 2016 and 2015 there were 0.2 million and 0.8 million, respectively of dilutive shares included in the calculation of Adjusted net income per share that were not included in the calculation of net loss per share since they were antidilutive. Additionally, adjusted net income per share for the year ended December 31, 2015 reflects the impact of shares deliverable to us under the outstanding convertible debenture hedge during this period.

EnPro Industries, Inc.
Reconciliation of Segment Profit to Adjusted Segment EBITDA (Unaudited)
For the Quarters and Years Ended December 31, 2016 and 2015
(Stated in Millions of Dollars)

	Quarter Ended December 31, 2016
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$19.4	$2.0	$1.5	$22.9
Acquisition expenses	0.2	—	—	0.2
Restructuring costs	—	2.0	—	2.0
Depreciation and amortization expense	9.2	4.1	1.1	14.4
Earnings before interest, income taxes, depreciation, amortization, and other selected items (adjusted segment EBITDA)	$28.8	$8.1	$2.6	$39.5
Adjusted segment EBITDA margin	16.6%	12.7%	5.1%	13.8%

	Quarter Ended December 31, 2015
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$22.6	$(2.5)	$11.0	$31.1
Acquisition expenses	0.3	—	—	0.3
Restructuring costs	0.4	4.0	—	4.4
Depreciation and amortization expense	8.9	4.7	1.1	14.7
Earnings before interest, income taxes, depreciation, amortization, and other selected items (adjusted segment EBITDA)	$32.2	$6.2	$12.1	$50.5
Adjusted segment EBITDA margin	17.4%	8.9%	18.0%	15.7%

	Year Ended December 31, 2016
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$81.8	$12.4	$17.0	$111.2
Acquisition expenses*	1.0	0.1	—	1.1
Restructuring costs	3.3	6.8	0.4	10.5
Depreciation and amortization expense	35.1	17.5	4.4	57.0
Earnings before interest, income taxes, depreciation, amortization, and other selected items (adjusted segment EBITDA)	$121.2	$36.8	$21.8	$179.8
Adjusted segment EBITDA margin	17.2%	13.3%	10.5%	15.1%

	Year Ended December 31, 2015
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$84.3	$6.4	$27.1	$117.8
Acquisition expenses*	3.8	—	—	3.8
Restructuring costs	0.4	6.2	—	6.6
Depreciation and amortization expense	34.3	19.4	4.1	57.8
Earnings before interest, income taxes, depreciation, amortization, and other selected items (adjusted segment EBITDA)	$122.8	$32.0	$31.2	$186.0
Adjusted segment EBITDA margin	17.4%	10.7%	15.2%	15.4%

*Includes fair value adjustments to acquisition date inventory.
For a reconciliation of segment profit to net income (loss), please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.

Reconciliation of Consolidated Net Income (Loss) to Consolidated
Adjusted EBITDA (Unaudited)

For the Quarters and Years Ended December 31, 2016 and 2015
(Stated in Millions of Dollars)

	Quarters Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income (loss)	$(2.9)	$6.6	$(40.1)	$(20.9)
Adjustments to arrive at earnings before interest, income
taxes, depreciation and amortization (EBITDA):
Interest expense, net	14.1	13.5	55.1	52.1
Income tax expense (benefit)	(1.4)	1.6	(28.6)	2.3
Depreciation and amortization expense	14.4	14.8	57.1	58.1
EBITDA	24.2	36.5	43.5	91.6
Adjustments to arrive at earnings before interest, income taxes, depreciation, amortization and other selected items (Consolidated Adjusted EBITDA):
Asbestos settlement	—	—	80.0	—
Goodwill and other intangible asset impairment	—	—	—	47.0
Restructuring costs	4.2	4.4	13.4	6.6
Loss on exchange and repurchase of convertible debentures	—	—	—	2.8
Acquisition expenses	0.2	0.4	1.0	2.6
Fair value adjustment to acquisition date inventory	—	—	0.1	1.3
Environmental reserve adjustment	3.3	0.4	8.6	1.4
Other	1.5	0.8	3.4	3.1
Consolidated adjusted EBITDA	$33.4	$42.5	$150.0	$156.4

*	Consolidated adjusted EBITDA as presented also represents the amount defined as "EBITDA" under the indenture governing the Company's 5.875% senior notes due 2022.

Unaudited Pro Forma Information Reflecting the Reconsolidation of Garlock Sealing Technologies

The historical business operations of Garlock Sealing Technologies LLC (“GST LLC”) and The Anchor Packing Company (“Anchor”) resulted in a substantial volume of asbestos litigation in which plaintiffs alleged personal injury or death as a result of exposure to asbestos fibers. Those subsidiaries manufactured and/or sold industrial sealing products, predominately gaskets and packing, that contained encapsulated asbestos fibers. Anchor is an inactive and insolvent indirect subsidiary of EnPro. EnPro’s subsidiaries’ exposure to asbestos litigation and their relationships with insurance carriers have been managed through another subsidiary, Garrison Litigation Management Group, Ltd. (“Garrison”). GST LLC, Anchor and Garrison are collectively referred to as “GST.”

On June 5, 2010 (the “Petition Date”), GST filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of North Carolina in Charlotte (the “Bankruptcy Court”). The filings were the initial step in an asbestos claims resolution process, which is ongoing.

The financial results of GST and its subsidiaries are included in our consolidated results through June 4, 2010, the day prior to the Petition Date. However, U.S. generally accepted accounting principles require an entity that files for protection under the U.S. Bankruptcy Code, whether solvent or insolvent, whose financial statements were previously consolidated with those of its parent, as GST’s and its subsidiaries’ were with EnPro’s, generally must be prospectively deconsolidated from the parent and the investment accounted for using the cost method. Accordingly, the financial results of GST and its subsidiaries are not included in EnPro’s consolidated results after June 4, 2010.

On March 17, 2016, EnPro announced that it had reached a comprehensive settlement to resolve current and future asbestos claims. The settlement was reached with the court-appointed committee representing current asbestos claimants (the “GST Committee”) and the court-appointed legal representative of future asbestos claimants (the “GST FCR”) in GST’s Chapter 11 case pending before the Bankruptcy Court. Representatives for current and future asbestos claimants (the “Coltec Representatives”) against Coltec Industries Inc (“Coltec”) (another subsidiary of EnPro and, at that time, GST’s direct parent) also joined in the settlement. The terms of the settlement are set forth in the Term Sheet for Permanent Resolution of All Present and Future GST Asbestos Claims and Coltec Asbestos Claims dated March 17, 2016 among EnPro, Coltec, GST, the GST Committee, the GST FCR and the Coltec Representatives included as Exhibit 99.2 to EnPro’s Form 8-K filed on March 18, 2016. Under the settlement, the GST Committee, the GST FCR and the Coltec Representatives agreed to join GST and Coltec in proposing a joint plan of reorganization that incorporates the settlement and to ask asbestos claimants and the court to approve the plan. The joint plan of reorganization was filed with the Bankruptcy Court on May 20, 2016 and technical amendments to the joint plan of reorganization were filed with the Bankruptcy Court on June 21, 2016, July 29, 2016 and December 2, 2016. The joint plan of reorganization supersedes all prior plans of reorganization filed by GST with the Bankruptcy Court.

The joint plan of reorganization was subject to approval by a vote in favor of the plan by asbestos claimants. The solicitation process to obtain approval of the asbestos claimants was completed successfully on December 9, 2016, with 95.85% in number and 95.80% in amount of claims held by asbestos claimants casting valid ballots voting in favor of approval of the joint plan of reorganization. The joint plan of reorganization remains subject to approval by the Bankruptcy Court and the U.S. District Court for the Western District of North Carolina (the “District Court”) and, if so approved and consummated, would permanently resolve all current and future asbestos claims against GST and Coltec/OldCo, and would protect all of EnPro and its subsidiaries from those claims, under Section 524(g) of the U.S. Bankruptcy Code. The hearing on objections to the joint plan of reorganization and to determine whether the Bankruptcy Court will confirm the joint plan of reorganization is scheduled to commence on May 15, 2017.

As contemplated by the comprehensive settlement, following the approval of the joint plan of reorganization by asbestos claimants, Coltec engaged in a series of corporate restructuring transactions in which all of its significant operating assets and subsidiaries, which included each of EnPro’s major business units, were distributed to a new direct EnPro subsidiary (“EnPro Holdings”). OldCo, as the successor by merger to Coltec in those transactions, retained responsibility for all asbestos claims and rights to certain insurance assets. The restructuring was completed on December 31, 2016 and, as contemplated by the joint plan of reorganization and the comprehensive settlement, OldCo filed a pre-packaged Chapter 11 bankruptcy petition with the Bankruptcy Court on January 30, 2017.

The joint plan of reorganization provides for the establishment of a trust (the “Trust”) to be fully funded within a year of consummation of the joint plan of reorganization. The Trust is to be funded with aggregate cash contributions by GST LLC and Garrison of $370 million made at the effective date of the joint plan of reorganization and by the contribution made by OldCo at the effective date of the joint plan of reorganization of $30 million in cash and an option, exercisable one-year after the effective date of the joint plan of reorganization, permitting the Trust to purchase for $1 shares of EnPro common stock having a value of $20 million and the obligation of OldCo to make a deferred contribution of $60 million in cash no later than one year after the effective date of the joint plan of reorganization. This deferred contribution is to be guaranteed by EnPro and secured by a pledge of 50.1% of the outstanding voting equity interests of GST LLC and Garrison. Under the joint plan of reorganization, the Trust will assume responsibility for all present and future asbestos claims arising from the conduct, operations or products of GST or Coltec/OldCo. Under the joint plan of reorganization, all non-asbestos creditors will be paid in full and EnPro will retain ownership of OldCo, GST LLC and Garrison.

The consensual settlement includes as a condition to EnPro’s obligations to proceed with the settlement that EnPro, Coltec, GST LLC and Garlock of Canada Ltd (an indirect subsidiary of GST LLC) enter into a written agreement, to be consummated concurrently with the effective date of consummation of the joint plan of reorganization, with the Canadian provincial workers’ compensation boards (the “Provincial Boards”) resolving remedies the Provincial Boards may possess against Garlock of Canada Ltd, GST, Coltec or any of their affiliates, including releases and covenants not to sue, for any present or future asbestos-related claim, and that the agreement is either approved by the Bankruptcy Court following notice to interested parties or the Bankruptcy Court concludes that its approval is not required. On November 11, 2016, EnPro and such subsidiaries entered into such an agreement (the “Canadian Settlement”) with the Provincial Boards to resolve current and future claims against EnPro, GST, Garrison, Coltec, and Garlock of Canada Ltd. for recovery of a portion of amounts the Provincial Boards have paid and will pay in the future under asbestos-injury recovery statutes in Canada for claims relating to asbestos-containing products. The Canadian Settlement provides for an aggregate cash settlement payment to the Provincial Boards of $(U.S.) 20 million, payable on the fourth anniversary of the effective date of the joint plan of reorganization. Under the Canadian Settlement, after the effective date of the joint plan of reorganization, the Provincial Boards will have the option of accelerating the payment, in which case the amount payable would be discounted from the fourth anniversary of the effective date of the joint plan of reorganization to the payment date at a discount rate of 4.5% per annum. On February 3, 2017, the Bankruptcy Court issued an order approving the Canadian Settlement.

If the joint plan of reorganization is approved by the Bankruptcy Court and the District Court and is consummated, GST will be reconsolidated with EnPro’s results for financial reporting purposes. EnPro cannot assure you that necessary approvals of the joint plan of reorganization will be obtained and that the joint plan of reorganization will be consummated. Confirmation and consummation of the joint plan of reorganization are subject to a number of risks and uncertainties, certain of which are summarized above in the paragraph following the caption, “Forward-Looking Statements.”

EnPro is providing the unaudited pro forma condensed consolidated financial information which assumes, with respect to GST, the confirmation and consummation of the joint plan of reorganization for illustrative purposes only, in light of specific requests for such pro forma information by investors. The unaudited pro forma condensed consolidated financial information presented below has been prepared to illustrate the effects of the reconsolidation of GST and its subsidiaries with EnPro assuming the confirmation and consummation of the joint plan of reorganization and the consummation of the Canadian Settlement and is based upon the historical balance sheet of EnPro as of December 31, 2016, the estimated fair value of assets and liabilities of GST as of December 31, 2016 and the historical results of GST operations after consideration of the adjustments to the fair value of assets and liabilities. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2016 gives effect to the reconsolidation as if it occurred on December 31, 2016. The unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2016 and 2015 give effect to the reconsolidation as if it had occurred on January 1, 2015.

Under generally accepted accounting principles, the reconsolidation of GST requires that the tangible and intangible assets and liabilities of GST be reflected at their estimated fair values. The preliminary fair value amounts used in the unaudited pro forma condensed consolidated financial information reflects management’s best estimates of fair value. Upon completion of detailed valuation studies and the final determination of fair value, EnPro may make additional adjustments to the fair value allocation, which may differ significantly from the valuations set forth in the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated statements of operations are based on estimates and assumptions, which have been made solely for the purposes of developing such pro forma information. The unaudited pro forma condensed consolidated statements of operations also include certain adjustments such as increased depreciation and amortization expense on tangible and intangible assets, increased interest expense on the debt incurred to complete the reconsolidation as well as the tax impacts related to these adjustments. The pro forma adjustments are based upon available information and certain assumptions that EnPro believes are reasonable.

The unaudited pro forma condensed consolidated financial information has been presented for information purposes only and is not necessarily indicative of what the consolidated company’s financial position or results of operations actually would have been had the reconsolidation been completed as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the consolidated company. Therefore, the actual amounts recorded at the date the reconsolidation occurs may differ from the information presented herein.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Quarter Ended December 31, 2016
(Stated in Millions of Dollars, Except Per Share Data)

			Eliminate	Effect of		Pro Forma
			Intercompany	Reconsolidation		Adjustments
	EnPro	GST	Transactions	of GST	Pro Forma	Reference
Net sales	$286.9	$44.9	$(12.2)	$—	$319.6	(1)
Cost of sales	196.3	29.4	(12.2)	0.1	213.6	(1), (2)
Gross profit	90.6	15.5	—	(0.1)	106.0
Operating expenses:
Selling, general and administrative	72.1	9.6	—	1.5	83.2	(2), (3)
Other	5.2	0.6	—	(1.3)	4.5	(4)
Total operating expenses	77.3	10.2	—	0.2	87.7
Operating income	13.3	5.3	—	(0.3)	18.3
Interest expense	(14.2)	—	8.5	(1.0)	(6.7)	(5)
Interest income	0.1	9.0	(8.5)	—	0.6	(5)
Other expense	(3.5)	(1.0)	—	1.0	(3.5)	(4)
Income (loss) before income taxes	(4.3)	13.3	—	(0.3)	8.7
Income tax benefit (expense)	1.4	(4.5)	—	0.3	(2.8)	(6)
Net income (loss)	$(2.9)	$8.8	$—	$—	$5.9
Basic earnings (loss) per share	$(0.14)	N/A	N/A	N/A	$0.28
Average common shares outstanding (millions)	21.4				21.4
Diluted earnings (loss) per share	$(0.14)	N/A	N/A	N/A	$0.27
Average common shares outstanding (millions)	21.4			0.3	21.7	(7)

(1)	Eliminate intercompany sales of $12.2 million.
(2)
Reflects the increase in depreciation expense of $0.2 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $19.8 million of which $14.6 million related to depreciable buildings and improvements and machinery and equipment that have a net estimated remaining economic life of 14.1 years.

(3)
Reflects the increase in amortization expense as a result of the estimated fair value adjustment due to the creation of the finite-lived intangible assets. The estimated useful life of the finite-lived intangible assets is 15 years.

(4)	Eliminate asbestos-related expenses which would cease upon confirmation and consummation of the Second Amended Plan.
(5)
Eliminate intercompany interest and add interest expense on incremental borrowings made in order to make payment upon confirmation and consummation of the proposed consensual plan of reorganization. We used an estimated interest rate of 3% for all periods.

(6)	For purposes of the consolidated pro forma financial information, an estimated effective tax rate of 32.5% has been used for all periods presented.
(7)	Represents shares that would no longer be antidilutive since the pro forma consolidated company would have net income.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Year Ended December 31, 2016
(Stated in Millions of Dollars, Except Per Share Data)

			Eliminate	Effect of		Pro Forma
	Consolidated		Intercompany	Reconsolidation		Adjustments
	EnPro	GST	Transactions	of GST	Pro Forma	Reference
Net sales	$1,187.7	$195.8	$(45.8)	$—	$1,337.7	(1)
Cost of sales	793.0	124.7	(45.8)	0.9	872.8	(1), (2)
Gross profit	394.7	71.1	—	(0.9)	464.9
Operating expenses:
Selling, general and administrative	303.8	40.9	—	5.7	350.4	(2), (3)
Other	95.6	51.1	—	(132.4)	14.3	(4)
Total operating expenses	399.4	92.0	—	(126.7)	364.7
Operating income (loss)	(4.7)	(20.9)	—	125.8	100.2
Interest expense	(55.9)	(0.1)	33.5	(3.7)	(26.2)	(5)
Interest income	0.8	34.4	(33.5)	—	1.7	(5)
Other expense	(8.9)	(15.8)	—	15.8	(8.9)	(4)
Income (loss) before income taxes	(68.7)	(2.4)	—	137.9	66.8
Income tax benefit (expense)	28.6	1.4	—	(51.7)	(21.7)	(6)
Net income (loss)	$(40.1)	$(1.0)	$—	$86.2	$45.1
Basic earnings (loss) per share	$(1.86)	N/A	N/A	N/A	$2.09
Average common shares outstanding (millions)	21.6				21.6
Diluted earnings (loss) per share	$(1.86)	N/A	N/A	N/A	$2.07
Average common shares outstanding (millions)	21.6			0.2	21.8	(7)

(1)	Eliminate intercompany sales of $45.8 million.
(2)
Reflects the increase in depreciation expense of $1.0 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $19.8 million of which $14.6 million related to depreciable buildings and improvements and machinery and equipment that have a net estimated remaining economic life of 14.1 years.

(3)
Reflects the increase in amortization expense as a result of the estimated fair value adjustment due to the creation of the finite-lived intangible assets. The estimated useful life of the finite-lived intangible assets is 15 years.

(4)	Eliminate asbestos-related expenses which would cease upon confirmation and consummation of the proposed joint plan of reorganization.
(5)
Eliminate intercompany interest and add interest expense on incremental borrowings made in order to make payment upon confirmation and consummation of the proposed consensual plan of reorganization. We used an estimated interest rate of 3% for all periods.

(6)	For purposes of the consolidated pro forma financial information, an estimated effective tax rate of 32.5% has been used for all periods presented.
(7)	Represents shares that would no longer be antidilutive since the pro forma consolidated company would have net income.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Quarter Ended December 31, 2015
(Stated in Millions of Dollars, Except Per Share Data)

			Eliminate	Effect of		Pro Forma
			Intercompany	Reconsolidation		Adjustments
	EnPro	GST	Transactions	of GST	Pro Forma	Reference
Net sales	$321.9	$52.4	$(13.2)	$—	$361.1	(1)
Cost of sales	218.9	34.9	(13.2)	0.1	240.7	(1), (2)
Gross profit	103.0	17.5	—	(0.1)	120.4
Operating expenses:
Selling, general and administrative	76.6	10.5	—	1.5	88.6	(2), (3)
Other	4.8	—	—	(1.1)	3.7	(4)
Total operating expenses	81.4	10.5	—	0.4	92.3
Operating income	21.6	7.0	—	(0.5)	28.1
Interest expense	(13.8)	—	7.8	(0.9)	(6.9)	(5)
Interest income	0.3	8.3	(7.8)	—	0.8	(5)
Other income (expense)	0.1	(8.9)	—	8.9	0.1	(4)
Income before income taxes	8.2	6.4	—	7.5	22.1
Income tax expense	(1.6)	(1.6)	—	(4.0)	(7.2)	(6)
Net income	$6.6	$4.8	$—	$3.5	$14.9
Basic earnings per share	$0.30	N/A	N/A	N/A	$0.68
Average common shares outstanding (millions)	21.9				21.9
Diluted earnings per share	$0.30	N/A	N/A	N/A	$0.67
Average common shares outstanding (millions)	22.2				22.2

(1)	Eliminate intercompany sales of $13.2 million.
(2)
Reflects the increase in depreciation expense of $0.2 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $19.8 million of which $14.6 million related to depreciable buildings and improvements and machinery and equipment that have a net estimated remaining economic life of 14.1 years.

(3)
Reflects the increase in amortization expense as a result of the estimated fair value adjustment due to the creation of the finite-lived intangible assets. The estimated useful life of the finite-lived intangible assets is 15 years.

(4)	Eliminate asbestos-related expenses which would cease upon confirmation and consummation of the Second Amended Plan.
(5)
Eliminate intercompany interest and add interest expense on incremental borrowings made in order to make payment upon confirmation and consummation of the proposed joint plan of reorganization. We used an estimated interest rate of 3% for all periods.

(6)	For purposes of the consolidated pro forma financial information, an estimated effective tax rate of 32.5% has been used for all periods presented.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Year Ended December 31, 2015
(Stated in Millions of Dollars, Except Per Share Data)

			Eliminate	Effect of		Pro Forma
	Consolidated		Intercompany	Reconsolidation		Adjustments
	EnPro	GST	Transactions	of GST	Pro Forma	Reference
Net sales	$1,204.4	$217.6	$(51.4)	$—	$1,370.6	(1)
Cost of sales	808.9	137.1	(51.4)	0.9	895.5	(1), (2)
Gross profit	395.5	80.5	—	(0.9)	475.1
Operating expenses:
Selling, general and administrative	302.8	43.5	—	5.7	352.0	(2), (3)
Other	55.1	0.9	—	(2.4)	53.6	(4)
Total operating expenses	357.9	44.4	—	3.3	405.6
Operating income	37.6	36.1	—	(4.2)	69.5
Interest expense	(52.8)	(0.5)	31.6	(3.7)	(25.4)	(5)
Interest income	0.7	32.6	(31.6)	—	1.7	(5)
Other expense	(4.1)	(25.6)	—	25.6	(4.1)	(4)
Income (loss) before income taxes	(18.6)	42.6	—	17.7	41.7
Income tax expense	(2.3)	(14.2)	—	2.9	(13.6)	(6)
Net income (loss)	$(20.9)	$28.4	$—	$20.6	$28.1
Basic earnings (loss) per share	$(0.93)	N/A	N/A	N/A	$1.25
Average common shares outstanding (millions)	22.5				22.5
Diluted earnings (loss) per share	$(0.93)	N/A	N/A	N/A	$1.21
Average common shares outstanding (millions)	22.5			0.8	23.3	(7)

(1)	Eliminate intercompany sales of $51.4 million.
(2)
Reflects the increase in depreciation expense of $1.0 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $19.8 million of which $14.6 million related to depreciable buildings and improvements and machinery and equipment that have a net estimated remaining economic life of 14.1 years.

(3)
Reflects the increase in amortization expense as a result of the estimated fair value adjustment due to the creation of the finite-lived intangible assets. The estimated useful life of the finite-lived intangible assets is 15 years.

(4)	Eliminate asbestos-related expenses which would cease upon confirmation and consummation of the proposed joint plan of reorganization.
(5)
Eliminate intercompany interest and add interest expense on incremental borrowings made in order to make payment upon confirmation and consummation of the proposed joint plan of reorganization. We used an estimated interest rate of 3% for all periods.

(6)	For purposes of the consolidated pro forma financial information, an estimated effective tax rate of 32.5% has been used for all periods presented.
(7)	Represents shares that would no longer be antidilutive since the pro forma consolidated company would have net income.

EnPro Industries, Inc.
Pro Forma Condensed Consolidated Balance Sheets (Unaudited)
As of December 31, 2016
(Stated in Millions of Dollars)

			Proposed	Eliminate	Effect of		Pro Forma
	Consolidated		Consensual	Intercompany	Reconsolidation		Adjustments
	EnPro	GST	Plan impact (1)	Balances	of GST	Pro Forma	Reference
Current assets
Cash and investments	$111.5	$309.8	$(294.4)	$—	$—	$126.9
Accounts receivable	208.1	24.0	—	(27.7)	—	204.4	(4)
Inventories	175.4	17.9	—	—	5.6	198.9	(2)
Notes receivable from EnPro	—	38.9	—	(38.9)	—	—	(3)
Asbestos insurance receivable	—	13.0	38.0	—	—	51.0
Other current assets	29.9	35.0	58.4	(32.6)	—	90.7	(4)
Total current assets	524.9	438.6	(198.0)	(99.2)	5.6	671.9
Property, plant and equipment	215.4	41.6	—	—	19.8	276.8	(2)
Goodwill	201.5	18.1	—	—	(5.3)	214.3	(2)
Other intangible assets	176.9	3.8	—	—	156.6	337.3	(2)
Investment in GST	236.9	—	—	—	(236.9)	—	(6)
Notes receivable from EnPro	—	283.2	—	(283.2)	—	—	(3)
Asbestos insurance receivable	—	49.0	(38.0)	—	—	11.0
Deferred income taxes and income taxes receivable	152.6	126.0	(58.4)	(119.0)	—	101.2	(5), (7)
Other assets	38.2	3.5	—	(1.4)	—	40.3	(4)
Total assets	$1,546.4	$963.8	$(294.4)	$(502.8)	$(60.2)	$1,652.8
Current liabilities
Short-term borrowings from GST	$26.2	$—	$—	$(26.2)	$—	$—	(3)
Notes payable to GST	12.7	—	—	(12.7)	—	—	(3)
Current maturities of long-term debt	0.2	—	—	—	—	0.2
Accounts payable	102.9	29.8	1.6	(27.7)	—	106.6	(4)
Accrued expenses	161.0	10.5	(30.0)	(32.6)	—	108.9	(4)
Total current liabilities	303.0	40.3	(28.4)	(99.2)	—	215.7
Long-term debt	424.8	—	122.6	—	—	547.4
Notes payable to GST	283.2	—	—	(283.2)		—	(3)
Asbestos liability	80.0	388.6	(388.6)	—	—	80.0
Deferred income taxes and income taxes payable	6.8	119.3	—	(119.0)	45.6	52.7	(5), (7)
Other liabilities	90.1	6.7	—	(1.4)	—	95.4	(4)
Total liabilities	1,187.9	554.9	(294.4)	(502.8)	45.6	991.2
Shareholders' equity	358.5	408.9	—	—	(105.8)	661.6	(8)
Total liabilities and equity	$1,546.4	$963.8	$(294.4)	$(502.8)	$(60.2)	$1,652.8

(1)
We determined that in the establishment of the Trust contemplated by the Proposed Consensual Plan, payments of agreed-upon amounts on the effective date would be funded by cash on hand and additional borrowings of $122.6 million. The existing deferred tax asset on the asbestos liability was eliminated and a new deferred tax asset on the remaining trust liability payments was established. Upon payment of these liabilities, $58.4 million of the new deferred tax asset is reversed and an income tax receivable is established to reflect the tax benefits that will be realized from a carryback of the resulting tax deductions.

(2)
Upon reconsolidation, the assets and liabilities of GST will need to be recognized at fair value. Inventory is valued at net realizable value which required a $5.6 million adjustment to the carrying value. We reflected a $19.8 million fair value adjustment to property, plant and equipment. We eliminated GST's pre-existing goodwill and other identifiable intangible assets of $18.1 million and $3.8 million, respectively. We identified finite-lived intangible assets with an estimated fair value of $92.2 million. In addition, we identified $68.2 million of indefinite-lived intangible assets. The carrying value of all other assets and liabilities approximated fair value. The assumed purchase price in the reconsolidation, equal to the fair value of our investment in GST, resulted in $12.8 million of goodwill to be recorded in the reconsolidation.

(3)	Eliminate intercompany notes receivable/payable.
(4)	Eliminate intercompany trade receivables/payables, intercompany interest receivable/payable and other intercompany receivables/payables.
(5)	Eliminate $119.0 million of intercompany income taxes payable.
(6)	Eliminate the investment in GST which is carried at historical cost.
(7)
The elimination of the deferred tax liability on the investment in GST and establish a deferred tax liability on the step-up in fair value of assets resulted in a net increase in long-term tax liabilities of $45.6 million.

(8)	The entries above resulted in reflecting a $303.1 million after-tax gain upon reconsolidation.

EnPro Industries, Inc.

Reconciliation of Pro Forma Net Income to Pro Forma Adjusted EBITDA (Unaudited)

For the Quarters and Years Ended December 31, 2016 and 2015
(Stated in Millions of Dollars)

	Quarters Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Pro forma net income	$5.9	$14.9	$45.1	$28.1
Adjustments to arrive at pro forma earnings before interest, taxes, depreciation and amortization (pro forma EBITDA):
Interest expense, net	6.1	6.1	24.5	23.7
Income tax expense	2.8	7.2	21.7	13.6
Depreciation and amortization expense	17.5	18.5	70.0	71.9
Pro forma EBITDA	32.3	46.7	161.3	137.3
Adjustments to arrive at pro forma earnings before interest, income taxes, depreciation, amortization and other selected items (pro forma adjusted EBITDA):
Restructuring costs	4.5	4.1	14.1	6.8
Loss on exchange and repurchase of convertible debentures	—	—	—	2.8
Goodwill and other intangible asset impairment	—	—	—	47.0
Acquisition expenses	0.2	0.4	1.0	2.6
Fair value adjustment to acquisition date inventory	—	—	0.1	1.3
Environmental reserve adjustment	3.3	0.4	8.6	1.4
Other	0.3	(0.3)	0.5	0.3
Pro forma adjusted EBITDA	$40.6	$51.3	$185.6	$199.5

The foregoing tables provides a reconciliation of pro forma net income set forth in the accompanying unaudited pro forma condensed consolidated statements of operations reflecting reconsolidation of GST to pro forma earnings before interest, income taxes, depreciation, amortization and other selected items (pro forma adjusted EBITDA). The methodology for reconciliation is the same as presented on the table titled "Reconciliation of Consolidated Net Income (Loss) to Consolidated Adjusted EBITDA (Unaudited)."

EnPro Industries, Inc.

Reconciliation of Net Sales to Pro Forma Net Sales (Unaudited)
For the Quarters and Years Ended December 31, 2016 and 2015
(Stated in Millions of Dollars)

	Quarter Ended December 31, 2016
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Net sales	$173.0	$63.6	$51.1	$(0.8)	$286.9
Adjustments:
Sales of unconsolidated entities	43.2	0.5	1.2	—	44.9
Intercompany sales	(11.5)	(0.2)	(0.5)	—	(12.2)
Pro forma net sales	$204.7	$63.9	$51.8	$(0.8)	$319.6

	Quarter Ended December 31, 2015
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Net sales	$185.4	$70.0	$67.4	$(0.9)	$321.9
Adjustments:
Sales of unconsolidated entities	50.5	0.6	1.3	—	52.4
Intercompany sales	(12.6)	(0.4)	(0.2)	—	(13.2)
Pro forma net sales	$223.3	$70.2	$68.5	$(0.9)	$361.1

	Year Ended December 31, 2016
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Net sales	$705.6	$277.1	$208.3	$(3.3)	$1,187.7
Adjustments:
Sales of unconsolidated entities	189.2	2.4	4.2	—	$195.8
Intercompany sales	(42.5)	(1.5)	(1.4)	(0.4)	$(45.8)
Pro forma net sales	$852.3	$278.0	$211.1	$(3.7)	$1,337.7

	Year Ended December 31, 2015
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Net sales	$705.6	$297.8	$204.6	$(3.6)	$1,204.4
Adjustments:
Sales of unconsolidated entities	210.4	3.0	4.2	—	$217.6
Intercompany sales	(47.6)	(1.7)	(1.8)	(0.3)	$(51.4)
Pro forma net sales	$868.4	$299.1	$207.0	$(3.9)	$1,370.6

EnPro Industries, Inc.
Reconciliation of Segment Profit to Pro Forma Adjusted Segment EBITDA (Unaudited)
For the Quarters and Years Ended December 31, 2016 and 2015
(Stated in Millions of Dollars)

	Quarter Ended December 31, 2016
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$19.4	$2.0	$1.5	22.9
Segment profit of unconsolidated entities	5.7	—	—	5.7
Pro forma depreciation and amortization adjustments (1)	(1.6)	—	—	(1.6)
Pro forma segment profit	23.5	2.0	1.5	27.0
Adjustments:
Acquisition expenses*	0.2	—	—	0.2
Restructuring costs	0.3	2.0	—	2.3
Depreciation and amortization expense	12.3	4.1	1.1	17.5
Pro forma segment earnings before interest, income taxes, depreciation, amortization, and other selected items (pro forma adjusted segment EBITDA)	$36.3	$8.1	$2.6	$47.0

	Quarter Ended December 31, 2015
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$22.6	$(2.5)	$11.0	31.1
Segment profit of unconsolidated entities	6.7	0.2	0.3	7.2
Pro forma depreciation and amortization adjustments (1)	(1.6)	—	—	(1.6)
Pro forma segment profit	27.7	(2.3)	11.3	36.7
Adjustments:
Acquisition expenses*	0.3	—	—	0.3
Restructuring costs	0.1	4.0	—	4.1
Depreciation and amortization expense	12.6	4.7	1.1	18.4
Pro forma segment earnings before interest, income taxes, depreciation, amortization, and other selected items (pro forma adjusted segment EBITDA)	$40.7	$6.4	$12.4	$59.5

	Year Ended December 31, 2016
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$81.8	$12.4	$17.0	111.2
Segment profit of unconsolidated entities	28.3	0.6	0.7	29.6
Pro forma depreciation and amortization adjustments (1)	(6.6)	—	—	(6.6)
Pro forma segment profit	103.5	13.0	17.7	134.2
Adjustments:
Acquisition expenses*	1.0	0.1	—	1.1
Restructuring costs	4.0	6.8	0.4	11.2
Depreciation and amortization expense	47.9	17.6	4.5	70.0
Pro forma segment earnings before interest, income taxes, depreciation, amortization, and other selected items (pro forma adjusted segment EBITDA)	$156.4	$37.5	$22.6	$216.5

	Year Ended December 31, 2015
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$84.3	$6.4	$27.1	117.8
Segment profit of unconsolidated entities	34.5	1.0	0.8	36.3
Pro forma depreciation and amortization adjustments (1)	(6.6)	—	—	(6.6)
Pro forma segment profit	112.2	7.4	27.9	147.5
Adjustments:
Acquisition expenses*	3.8	—	—	3.8
Restructuring costs	0.6	6.2	—	6.8
Depreciation and amortization expense	48.1	19.5	4.1	71.7
Pro forma segment earnings before interest, income taxes, depreciation, amortization, and other selected items (pro forma adjusted segment EBITDA)	$164.7	$33.1	$32.0	$229.8
*Includes fair value adjustments to acquisition date inventory.

(1)	See notes (2) and (3) to the accompanying Pro Forma Condensed Consolidated Statements of Operations (Unaudited) for further information about these adjustments.

EnPro Industries, Inc.

Reconciliation of Pro Forma Net Income to
Pro Forma Adjusted Net Income (Unaudited)

For the Quarters and Years Ended December 31, 2016 and 2015
(Stated in Millions of Dollars)

	Quarters Ended December 31,
	2016	2015
Pro forma net income	$5.9	$14.9
Income tax expense	2.8	7.2
Income before taxes	8.7	22.1
Adjustments:
Environmental reserve adjustment	3.3	0.4
Restructuring costs	4.5	4.1
Acquisition expenses	0.2	0.4
Other	0.4	(0.3)
Adjusted income before taxes	17.1	26.7
Adjusted income tax expense	(5.6)	(8.7)
Pro forma adjusted net income	$11.5	$18.0

	Years Ended December 31,
	2016	2015
Pro forma net income	$45.1	$28.1
Income tax expense	21.7	13.6
Income before taxes	66.8	41.7
Adjustments:
Goodwill and other intangible asset impairment	—	47.0
Restructuring costs	14.1	6.8
Loss on exchange and repurchase of convertible debentures	—	2.8
Environmental reserve adjustment	8.6	1.4
Fair value adjustment to acquisition date inventory	0.1	1.3
Acquisition expenses	1.0	2.6
Other	0.5	0.3
Adjusted income before taxes	91.1	103.9
Adjusted income tax expense	(29.6)	(33.8)
Pro forma adjusted net income	$61.5	$70.1

The foregoing tables provide a reconciliation of pro forma net income set forth in the accompanying unaudited pro forma condensed consolidated statements of operations reflecting reconsolidation of GST to pro forma net income before selected items (pro forma adjusted net income). The methodology for reconciliation is the same as presented on the table titled "Reconciliation of Consolidated Net Income (Loss) to Consolidated Adjusted Net Income (Unaudited)."